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                                                                     EXHIBIT 15



                               THE KENWOOD FUNDS

                          RULE 12B-1 DISTRIBUTION PLAN

                     IN RESPECT TO THE GROWTH & INCOME FUND


THE PLAN:

         1. PURPOSE. In respect to the Growth & Income Fund ("Fund"), The Kenwood Funds (the "Trust") shall finance the distribution of the shares of the Fund ("Shares") pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act") according to the terms of this Distribution Plan (the "Plan").

         2. FEES. Amounts, not exceeding in the aggregate a maximum annual amount equal to 0.25% of the averages of the daily net asset values of the shares during each fiscal year of the Trust, may be paid by the Trust out of the assets attributable to such shares at any time after the effective date of the Plan to: (i) compensate an underwriter or distributor (the "Distributor") for its services in marketing and selling the shares, (ii) reimburse fees paid to salespersons of the Distributor and to other firms which offer and sell the shares and the continuing servicing of holders of the shares and (iii) reimburse other distribution expenses incurred by a Distributor, the Investment Adviser or any other person, including expenses of promotion, sales seminars, wholesaling, advertising, and sales literature. For this purpose sales literature shall not include reports sent to shareholders and regulatory bodies which are paid for by the Trust.

         To the extent that any investment advisory fees or administrative fees paid by the Trust may be deemed to be indirectly financing any activity which is primarily intended to result in the sale of shares within the meaning of Rule 12b-1, the payments of such fees are authorized under this Plan.

         3. REQUIRED APPROVALS AND TERM. Subject to paragraph 8, the Plan shall not take effect until it has been approved by the vote of the shareholders entitled to cast at least a majority of the eligible votes. In addition, the Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) those trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Agreements. Unless sooner terminated pursuant to the terms hereof, the Plan shall continue in effect for a period of one year from its effective date, and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for by Rule 12b-1.

         4. PERIODIC REPORTS. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust's






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Board of Trustees, and the Board of Trustees shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         5. TERMINATION. Subject to paragraph 8, the Plan may be terminated at any time by a vote of a majority of the Independent Trustees, or by vote of the holders of a majority of the eligible votes.

         6. RELATED AGREEMENTS. Any agreement related to the Plan shall be in writing, and shall provide:

         (i) That such agreement may be terminated at any time, without payment of penalty, by vote of a majority of the Independent Trustees or by holders of a majority of the outstanding Shares on not more than 60 days written notice to any other party to the agreement; and

        (ii) That such agreement shall terminate automatically in the event of its assignment.

         7. AMENDMENTS. The Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 unless such amendment is approved in the manner provided in paragraph 3 for the initial approval of the Plan, and no material amendment to the Plan shall be made unless approved by the Board of Trustees and the Independent Trustees.

         8. SPECIAL PROCEDURES FOR SERIES AND CLASSES. If the Trust becomes a series company (as defined in Rule 18f-2 under the Act) or issues more than one class of stock in respect to any series, then the Plan shall not take effect as to the shares of any series or class and no amendment may be effected to increase materially the amount of distribution expenses as to the shares of any series until it has been approved as to such series or class by the Board of Trustees, the Independent Trustees and the shareholders of such series in the manner provided in paragraph 3. No material amendment to the Plan in respect to such series or class shall be made unless approved as to such series or class by the Board of Trustees and Independent Trustees. The Plan may be terminated as to any series or class at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a majority of the eligible votes.





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